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INVESCO TAX-EXEMPT CASH FUND                                     SUB-ITEM 77Q3


DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:  8/31/2017
FILE NUMBER :       811-7890
SERIES NO.:         3

72DD.  1   Total income dividends for which record date
           passed during the period. (000's Omitted)
           Class A                         $5
       2   Dividends for a second class of
           open-end company shares (000's
           Omitted)
           Class Y                         $1
           Investor Class                  $2
           Class R6                        $0

73A.       Payments per share outstanding during the entire
           current period: (form nnn.nnnn)
       1   Dividends from net investment income
           Class A                         $0.0002
       2   Dividends for a second class of open-end company
           shares (form nnn.nnnn)
           Class Y                         $0.0003
           Investor Class                  $0.0003
           Class R6                        $0.0003

74U.   1   Number of shares outstanding (000's Omitted)
           Class A                         23,279
       2   Number of shares outstanding of a second class of
           open-end company shares (000's Omitted)
           Class Y                         5,251
           Investor Class                  5,523
           Class R6                           10

74V.   1   Net asset value per share (to nearest cent)
           Class A                         $1.00
       2   Net asset value per share of a second class of
           open-end company shares (to nearest cent)
           Class Y                         $1.00
           Investor Class                  $1.00
           Class R6                        $1.00